Exhibit 10.36

[Translation]

Liability Limitation Agreement

Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”) and [TBD] (“Director”) enter into this agreement (this “Agreement”) as follows in accordance with Article 427, Paragraph 1 of the Companies Act and Article 26, Paragraph 2 of the Articles of Incorporation of the Company.

Article  1    Limitation of liability

If Director is liable for damages to the Company under Article 423, Paragraph 1 of the Companies Act after the execution of this Agreement and Director failed to perform its duties unknowingly and without gross negligence, the maximum amount that Director is liable for shall be the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act, and Director is not liable for the damages that exceed such minimum liability amount.

Article 2    Effectiveness in the case of reappointment

If Director successively takes the office of director at the Company when Director resigns from the position as a director due to the expiration of the term of office or for any other reason, and Director is not an Executive Director, etc., (as defined in Article 2(xv)(b) of the Companies Act; the same applies hereinafter) at the Company, this Agreement will continue to be effective after the reappointment, and the same applies thereafter; provided, however, that this Article 2 does not apply if the Company and Director enter into a new agreement for limitation of liability stipulated in Article 427, Paragraph 1 of the Companies Act after the reappointment.

Article 3    Expiration

If Director (i) becomes an Executive Director, etc., at the Company or (ii) loses the position as a director at the Company (except in the cases stipulated in Article 2), this Agreement will cease to be effective from that time; provided, however, that this Agreement applies to liabilities owed by Director that already existed before the termination of this Agreement and to liabilities arising out of any acts or omissions by Director conducted before the termination of this Agreement.

Article 4    Effects after limitation of liability

4.1	If Director’s liability for damages is limited in accordance with Article 1, Director shall not, without the approval of a general meeting of shareholders of the Company, (i) receive from the Company any retirement allowance or other financial benefit stipulated in Article 115 of the Ordinance for Enforcement of the Companies Act or (ii) exercise or transfer the Company’s stock acquisition rights (limited to the stock acquisition rights stipulated in the items of Article 238, Paragraph 3 of the Companies Act) subscribed by Director.

4.2	If Director’s liability for damages is limited in accordance with Article 1 and Director holds certificates of stock acquisition rights as described in Article 4.1, Director shall, without delay, deposit such certificates with the Company. In that case, Director may not request the return of such certificates without the approval of the Company’s meeting of shareholders on transferring the stock acquisition rights.

Article 5    Disclosure

If the Company determines that it is necessary for the Company to disclose pursuant to the provisions of laws and ordinances and the like, the Company may disclose the existence and content of this Agreement and other matters to a third party.

Article 6    Jurisdiction

The Company and Director hereby agree that the Tokyo District Court has the exclusive jurisdiction as the court of first instance with respect to all disputes related to this Agreement.

Article 7    Good faith consultation

The Company and Director shall resolve any matters that are not stipulated in this Agreement by consulting in good faith in accordance with the purpose of this Agreement.

This Agreement has been prepared in two originals, to each of which the Company and Director have affixed their respective names and seals or signatures, and each of the Company and Director shall retain one original.

[month] [day], 2016

Company:	[address]

Kubota Pharmaceutical Holdings Co., Ltd.

[name]

[title]

Director:	[address]

[name]

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